                         AVIC GROUP INTERNATIONAL, INC.


             Certificate of Designations of Preferences of Series C Convertible Preferred Stock of Avic Group International, Inc.

         Joseph R. Wright and Timothy P.F. Crowley hereby certify that:

     (1) They are the President and Secretary, respectively of Avic Group International, Inc., a Delaware corporation (the "Corporation").

     (2) Pursuant to the authority granted under the Corporation's Certificate of Incorporation, the Board of Directors of said Corporation has duly adopted the following recitals and resolutions:

          WHEREAS, this Corporation is authorized by its Certificate of Incorporation to issue Ten Million (10,000,000) shares of Preferred Stock (the "Preferred Stock"); and

          WHEREAS, the Board of Directors of this Corporation is authorized, as to the Preferred Stock, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each Series of Preferred Stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, such provisions as may be desired concerning dividends, redemption, voting, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors; and

          WHEREAS, 1,524,328 shares of such Preferred Stock are issued and outstanding and the Board of Directors of this Corporation desires, Pursuant to its authority granted under the Certificate of Incorporation, to determine and fix the rights, preferences, privileges and restrictions relating to a Series C of said Preferred Stock, and to fix the number of shares constituting and the designation of such Series;

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a Series C of Preferred Stock on the terms and with the provisions herein set forth:

     1. DEFINITIONS. For purposes hereof the following Definitions shall apply:

     "AVERAGE STOCK PRICE" shall mean the lowest Market Price for Shares of Common Stock during the thirty (30) business days immediately preceding each Holder Conversion Date.

     "BOARD" shall mean the Board of Directors of the Company.

     "CLOSING DATE" shall mean the date of original issuance of the Series C Preferred Stock.

     "COMMON STOCK" shall mean the Common Stock, $0.001 par value of the Company.

     "COMPANY" shall mean this corporation.

     "CONVERSION DATE MARKET PRICE" shall mean an amount that is equal to the Average Stock Price, subject however to adjustment as provided in Section 7 and 8 of this Certificate of Designations and in Section 7 of the Registration Rights Agreement executed by the Company in favor of the holders of the Series C Preferred Stock as of the date of issuance of the Series C Preferred Stock, which provisions are hereafter incorporated herein.

     "CONVERSION DEFAULT" shall have the meaning set forth in Paragraph 10(b).

     "CONVERSION NOTICE" shall have the meaning set forth in Paragraph 7(c).

     "CONVERSION RATE" shall have the meaning set forth in Paragraph 7(b).

     "DESIGNATED PRICE" shall mean $10,000 per share plus all accrued and unpaid dividends.

     "HOLDER CONVERSION DATE" shall have the meaning set forth in Paragraph
7(c).

     "JUNIOR STOCK" shall mean the Common Stock and all other shares of the Company's capital stock, whether presently outstanding or hereafter issued, other than the Series A, Series C, and Series D Preferred Stock;


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                                       -3-

PROVIDED, HOWEVER, the Company may from time to time, without the consent of the holders of the outstanding shares of the Series C Preferred Stock, issue additional series of its presently authorized and unissued Preferred Stock which rank pari passu to or do not have preference over the Series C Preferred Stock in dividends, distribution upon liquidation or other respects.

     "MARKET PRICE FOR SHARES OF COMMON STOCK" shall mean the price of one share of Common Stock determined as follows:

     (i) If the Common Stock is listed on NASDAQ, the daily low trading price on the date of valuation;

     (ii) If the Common Stock is listed on a national securities exchange, the daily low trading price on the date of valuation;

     (iii) If neither (i) or (ii) apply but the Common Stock is quoted in the over-the-counter market on the pink sheets or bulletin board, the lowest "bid" price thereof on the date of valuation; and

     (iv) If neither clause (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

     "PARAGRAPH 5 TRANSACTION" shall mean a merger, consolidation or other transaction referred to in Paragraph 5.

     "SERIES C PREFERRED STOCK" shall mean the Series C Convertible Preferred Stock of the Company $0.001 par value.

     2. DESIGNATION AND NUMBER. The designation of the shares of Preferred Stock authorized by these resolutions shall be "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"). The authorized number of shares constituting the Series C Preferred Stock shall be 250 shares and each share of Series C Preferred Stock shall rank equally in all respects.

     3. DIVIDENDS. The holders of the then outstanding Series C Preferred Stock shall be entitled to receive cumulative dividends at the annual rate of 8% per annum per share, payable quarterly (i) in shares of



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                                       -4-

Common Stock at the time of Conversion (as provided in Paragraph 7 hereof) or
(ii) in cash in connection with any payment pursuant to Paragraph 10(b). Dividends on the Series C Preferred Stock shall accumulate and accrue from the date of its original issue and shall accrue from day to day thereafter, whether or not earned or declared. The Series C Preferred Stock shall participate on an "as converted basis" in cash dividends paid on Junior Stock and in other dividends on Common Stock as provided in Section 8(b) below.

     4.   LIQUIDATION RIGHTS OF SERIES C PREFERRED STOCK.

     (a) PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or a sale or other disposition of all or substantially all of the assets of the Company which shall be deemed to be a liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock then outstanding shall be pari passu with the holders of Series D Preferred Stock and shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock, an amount equal to the Designated Price, and no more. If upon any actual or deemed liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of the Series C Preferred Stock and to any holders of any series of Preferred Stock that ranks PARI PASSU with the Series C Preferred Stock (including Series D Preferred Stock), on the basis of the number of shares of Preferred Stock held. The Company shall promptly mail written notice of such liquidation, dissolution or winding up (with a copy sent by facsimile), but in any event such notice shall not be given less than thirty (30) days prior to the effective date stated therein to each record holder of the Series C Preferred Stock. If the Company determines to effect a liquidation, dissolution or winding up of the Company, then, notwithstanding the limitations set forth in Paragraph 7, the Series C Preferred Stock shall thereupon, at the option of a holder thereof, be convertible in full.

     (b) REMAINING ASSETS. After the payment or distribution to the holders of the Series C Preferred Stock of the full preferential amounts aforesaid, the holders of the Junior Stock then outstanding shall be entitled to receive all remaining assets of the Company to be distributed.

     5. MERGER, CONSOLIDATION. If at any time there occurs any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred (a "Paragraph 5 Transaction"), the holders of the Series C Preferred Stock then outstanding shall have the right in their sole discretion to participate in any such transaction as a class with common stockholders on the same basis as if the Preferred Stock had been converted one day prior to the record date or effective date of such transactions, as applicable.

     6. VOTING RIGHTS. The holders of the Series C Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law.

     The affirmative approval (by vote or written consent as permitted by applicable law) of the holders of at least 66 2/3% of the outstanding shares of the Series C Preferred Stock, voting separately as a class, will be required for
(i) any amendment, alteration or repeal of the Company's Restated Certificate of Incorporation (including any Certificate of Designations, Rights and Preferences) if the amendment, alteration or repeal adversely affects the powers, preferences or rights of the Series C Preferred Stock (including, without limitation, by creating any class or series of equity securities having a preference over the Series C Preferred Stock with respect to dividends, distribution upon liquidation or in any other respect, but excluding the issuance, of a series of Preferred Stock that ranks PARI PASSU with the Series C Preferred Stock), or (ii) any amendment to or waiver of the terms of the Series C Preferred Stock or this Certificate.

          To the extent that under Delaware law the approval of the holders of the Series C Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative approval (by vote or written consent as permitted by applicable law) of the holders of a majority of the outstanding shares of the Series C Preferred Stock shall constitute the approval of such action by the class. To the extent that under Delaware law the holders of the Series C Preferred Stock are entitled to vote on a matter with holders of the Common Stock, voting together as one class, each share of Series C Preferred Stock shall be entitled to that number of votes as shall be equal to the number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted on the record date for any meeting of stockholders or on the date of any written consent of stockholders as applicable. Holders of the Series C Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (whether or not they are entitled to vote thereat), which notice will be provided pursuant to the Company's by-laws and applicable statutes.

     7. CONVERSION. The holders of Series C Preferred Stock shall have the following conversion rights.

     (a) HOLDER'S RIGHT TO CONVERT. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock.

     (b) CONVERSION PRICE FOR HOLDER CONVERTED SHARES. Each share of the Series C Preferred Stock, valued at the Designated Price, that is converted into shares of Common Stock at the option of the holder shall be convertible into the number of shares of Common Stock which may be purchased at the Conversion Date Market Price.

     The number of shares of Common Stock into which each share of Series C Preferred Stock may be converted pursuant to this paragraph hereof is hereafter referred to as the "Conversion Rate" for such Series C Preferred Stock.

     (c) MECHANICS OF CONVERSION. In order to convert any or all shares of Series C Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Company or of any transfer agent for the Series C Preferred Stock, and shall give written notice (the "Conversion Notice") together with the holder's calculation of the Conversion Rate by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company at such office that he elects to convert the number of shares (specified therein, which such notice and election shall be irrevocable by the holder; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion unless either the certificates evidencing the shares of Series C Preferred Stock are delivered to the Company or its transfer Agent as provided above, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the loss of such certificates.

     Immediately on receipt of the Conversion Notice, the Company shall verify the holder's calculation of the Conversion Rate as calculated by the holder or, if the Company disagrees with the holder's calculation of the Conversion Rate, deliver the Company's calculation of the Conversion Rate to the holder. If the holder and the Company cannot agree on the Conversion Rate within two (2) business days, the Company shall, without delay, issue a certificate or certificates for the number of shares of Common Stock to which the holder is entitled according to the Company's calculation of the Conversion Rate and in accordance with the procedures set forth in this subparagraph (c). The disagreement as to the Conversion Rate shall be submitted to a single arbitrator agreeable to the Company and the holder within five (5) business days and shall be decided by said arbitrator within two (2) business days of submission of the dispute to such arbitrator. The decision of the arbitrator shall be conclusive on the Company and the holder. If there is no dispute with respect to the Conversion Rate, the Company shall use its best efforts to issue and deliver within three (3) business days after delivery to the Company of the Conversion Notice, to such holder of Series C Preferred Stock at the address of the holder on the stock books of the Company, or to its designee, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, together with a certificate or certificates for the number of Series C Preferred Stock not submitted for conversion. The date on which the Conversion Notice is given (the "Holder Conversion Date") shall be deemed to be the date the Company received by facsimile the Conversion Notice, provided that the original shares of Series C Preferred Stock to be converted, or the aforesaid notice of lost, stolen or destroyed certificates, are received by the Company or any transfer agent for the Series C Preferred Stock within five business days thereafter, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original certificates or the aforesaid notice of lost, stolen or destroyed certificates, are not received by the Company or any transfer agent for the Series C Preferred Stock within five business days after the Holder Conversion Date, the Conversion Notice shall become null and void.

     (d) ADDITIONAL SHARES OF COMMON STOCK. If the Conversion Date Market Price on a Holder Conversion Date shall be $5.00 (the "Minimum Additional Share Price"), as the Minimum Additional Share Price may be adjusted as hereinafter provided, or more, then, in addition to and not in lieu of the shares of Common Stock issuable by reason of the conversion notice given on such Conversion Date, the Company shall issue and sell to the Holder giving such conversion notice and such Holder shall purchase from the Company, at a price per share equal to such Conversion Date Market Price on such Conversion Date, one (1) share of Common Stock (each an "Additional Share" and, collectively with all such other shares so purchased and sold hereunder, "Additional Shares") for each share of Common Stock issuable to such Holder by reason of such conversion of Series C Preferred Stock pursuant to such conversion notice. If the Conversion Date Market Price on a Holder Conversion Date shall be less than the Minimum Additional Share Price, upon the conversion of shares of Series C Preferred Stock on such Holder Conversion Date, any rights to purchase Additional Shares with respect to such shares of Series C Preferred Stock so converted on such Holder Conversion Date shall terminate.
The total price for such Additional Shares so to be purchased and sold incident to such a conversion notice shall be paid by such Holder upon issuance of the certificate or certificates therefor pursuant to subparagraph 7(c) hereof by wire transfer of immediately available federal funds to such account as the Company shall specify in writing to such Holder following receipt by the Company of such conversion notice. The Minimum Additional Share Price shall be appropriately adjusted upon any stock dividend, stock split, combination, recapitalization, or other reorganization affecting the Common Stock outstanding.

     (e) In the event the Company issues or sells any shares of its Common Stock or any of its securities which are convertible into or exchangeable for its Common Stock or any convertible security, or any warrants or other rights subscribed for or to purchase any options for the purchase of its Common Stock or other securities in a transaction other than a Qualified Transaction (as hereinafter defined), then the Minimum Additional Share Price for any remaining and unconverted shares of Series C Preferred Stock shall be adjusted, at the sole option of the Subscriber, to the closing market price of the Company's Common Stock on the date of such transaction. Qualified Transactions are defined as the following: any of (i) the issuance of Equity Securities which result in the issuance of the Company's Common Stock at an effective purchase price greater than or equal to $5.00 per share, (ii) shares or options issued or which may be issued pursuant to the Company's employee or director option plans or otherwise issued as compensation to employees or directors, or shares issued upon exercise of options, warrants, or rights outstanding on the Closing date listed in the Exchange Act Reports, (iii) any public offering of the Company's securities underwritten by one of the following underwriters which, together with their affiliates, are generally known as: Goldman Sachs, Merrill Lynch, Morgan Stanley, Credit Suisse First Boston, Lehman Brothers, Salomon Brothers, Bear Stearns, J.P. Morgan, Donaldson, Lufkin & Jenrette, or Smith Barney, or
(iv) Equity Securities issued whose shares or underlying shares of Common Stock are restricted from resale on any national market system or any public stock market before March 1,1998.

     (f) MANDATORY CONVERSION. On the third anniversary of the first date on which the Company issues any shares of Series C Convertible Preferred Stock, each outstanding share of Series C Convertible Preferred Stock shall be converted automatically and without further action into fully paid and nonassessable shares of Common Stock (as such shares of Common Stock may be constituted on the Holder Conversion Date) at the rate specified in Section 7(b) hereof, subject to adjustment in accordance with Section 8 hereof, and a Conversion Notice shall be deemed to have been given by the holder of each such outstanding share of Series C Convertible Preferred Stock on such date.

     8.   ADJUSTMENTS; REORGANIZATIONS.

     (a) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Paragraph 8 or a merger or consolidation, provided for in Paragraph 5), then and in each such event each holder of Series C Preferred Stock shall have the right thereafter to convert such stock into the kind of stock receivable upon such recapitalization, reclassification or other change by Holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a class of stock are issued to reflect the market price of the class or classes of stock (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

     (b) ADJUSTMENTS FOR STOCK SPLITS, COMBINATIONS, DIVIDENDS, DISTRIBUTIONS OR REORGANIZATION. If at any time or from time to time after the Closing Date, the Company (i) effects a subdivision of the outstanding Common Stock, (ii) combines the outstanding shares of Common Stock into a smaller number of shares (i.e., by reverse stock split or otherwise), (iii) makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, (iv) makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, or (v) there is a capital reorganization of the Common Stock (other than as set forth in (i)-(iv), above) then, as a part of such dividend or distribution, provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled (A) to receive when paid to other holders of Common Stock, on an "as converted" basis, the number of shares of stock (other than Common Stock) or other securities or property to which a holder of the number of shares of Common Stock deliverable would have been entitled on such event and (B) to receive, to the extent that the dividend or distribution is made within thirty days prior to a conversion event, payable in Common Stock, upon conversion of the Series C Preferred Stock, that number of shares of additional Common Stock to which they would have been entitled if they were holding Common Stock on the relevant date. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 8 with respect to the rights of the holders of the Series C Preferred Stock after such event to the end that the provisions of this Paragraph 8 shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

     (c) CONVERSION DATE MARKET PRICE ADJUSTMENT. In the event that the Company issues or sells any shares of its Common Stock or any of its securities which are convertible into or exchangeable for its Common Stock or any convertible security, or any warrants or other rights subscribed for or to purchase any options for the purchase of its Common Stock or other securities (other than shares or options issued or which may be issued pursuant to the Company's employee or director option plans or otherwise issued as compensation to employees or directors, or shares issued upon exercise of options, warrants or rights outstanding on the Closing Date listed in the Exchange Act Reports or shares or options issued in consideration for business acquisitions or combinations made by the Company) (the "Equity Securities") at an effective purchase price per share of Common Stock which is less than $5.00, then at the time the Series C Preferred Stock is submitted for conversion, upon such conversion, the Company shall issue to the Holder or any assignee of Holder's rights hereunder such number of shares of Common Stock as will cause the effective Conversion Date Market Price of such shares of Common Stock to be equal to the lesser of (i) the Average Stock Price or (ii) the effective issuance price at which such Equity Securities are issued.

     9. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

     10.  RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

     (a) RESERVATION REQUIREMENT. The Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock upon conversion of the Series C Preferred Stock provided, however, that the number of shares so reserved shall at all times be at least equal to 150% of the number of shares necessary for the Company to satisfy any obligation to issue shares of its Common Stock (and Additional Shares, if any) incident to the conversion of Series C Preferred Stock. The number of shares so reserved may be reduced by the number of shares actually delivered pursuant to conversion of Series C Preferred Stock; provided that in no event shall the number of shares so reserved be less than 150% of the number of shares required to satisfy remaining conversion rights on the unconverted Series C Preferred Stock and the number of shares so reserved shall be increased to reflect stock splits and stock dividends and distributions.

     (b) DEFAULT. If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a holder of Series C Preferred Stock upon receipt of a Conversion Notice, or otherwise fails or refuses to perfect conversion of any Series C Preferred Stock, with respect to the Series C Preferred Stock as to which conversion is not perfected by the Company through the delivery of certificates representing the shares of Common Stock issuable upon such conversion (including Additional Shares, if any) (a "Conversion Default") the holder of the Series C Preferred Stock shall have the right to put the Preferred Stock to the Company at a price which shall be equal to 125% of the Designated Price.

     11. NO REISSUANCE OF SERIES C PREFERRED STOCK. No share or shares of Series C Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued as Series C Preferred Stock, and all such shares shall be retired and shall return to the status of authorized, unissued and retired and undesignated shares of Preferred Stock. No additional shares of Series C Preferred Stock shall be authorized or issued without the consent of at least 66 2/3% in interest of the holders of Series C Preferred Stock outstanding immediately prior thereto.

     12. NO IMPAIRMENT. The Company shall not intentionally take any action which would impair the rights and privileges of the shares of Series C Preferred Stock set forth herein.

     13. HOLDER'S RIGHTS IF SHARES ARE DELISTED OR IF TRADING IN COMMON STOCK IS SUSPENDED. In the event that at any time on or after the date hereof and prior to the third anniversary of the Closing Date, trading in the shares of the Company's Common Stock is suspended on the principal market or exchange for such shares (including the NASDAQ Stock Market), for a period of five consecutive trading days, other than as a result of the suspension of trading in securities in general, or if such shares are delisted, then, at holder's option, the Company shall redeem such holder's shares of Series C Preferred Stock at a redemption date designated by such holder and at the price which is the greater of (a) the product of the Conversion Rate and the Closing Market Price of the Company's Common Stock on the date of Redemption Notice and (b) 125% of the Designated Price of the Preferred Stock.

     14.  LIMITATIONS ON HOLDER'S RIGHT TO CONVERT.

     Holders of Series C Preferred Stock may not convert any of the Series C Preferred Stock within the first 60 calendar days following the date of issuance of the Series C Preferred Stock. Thereafter, Holders of Series C Preferred Stock may convert the Series C Preferred Stock as follows:

            Calendar Days from Issuance       Shares Convertible

                        61                             60
                        91                            120
                       121                            180
                       151                            250

     Notwithstanding anything to the contrary contained herein, each Conversion Notice shall contain a representation that the number of shares of the Company's Common Stock that the holder is then entitled to receive upon the conversion of such number of Shares of Series C Preferred Stock as is then being submitted for conversion, together with any other shares of Common Stock deemed beneficially owned by such holder, together with all shares of the Company's Common Stock deemed beneficially owned by the holder's "affiliates" as defined in Rule 144 of the Act will not exceed 4.9% of the total issued and outstanding shares of the Company's Common Stock, after giving effect to the shares of Common Stock to be issued pursuant to such conversion notice.

     15. The authorized number of shares of Preferred Stock of this Corporation is 10,000,000 shares and the number of shares constituting the Series C Convertible Preferred Stock, none of which has been issued, is 250 shares.

          IN WITNESS WHEREOF the undersigned have executed this Certificate of Designations of Preferences at the City of New York, State of New York, on this 12th day of June, 1997.

                                             /s/ Joseph R. Wright
                                             ---------------------------------
                                             Joseph R. Wright, President


                                             /s/ Timothy P.F. Crowley
                                             ---------------------------------
                                             Timothy P.F. Crowley, Secretary


          The undersigned declare under the penalty of perjury that the matters set forth in the foregoing Certificate are true of their own knowledge. Executed at New York, New York, on the 12th day of June, 1997.


                                             /s/ Joseph R. Wright
                                             ---------------------------------
                                             Joseph R. Wright, President


                                             /s/ Timothy P.F. Crowley
                                             ---------------------------------
                                             Timothy P.F. Crowley, Secretary